FOR IMMEDIATE RELEASE:

AT THE COMPANY Muriel Lange Investor Relations (215) 887-2280 X3023 Email: mlange@afrt.com	Anthony J. DeFazio Media Relations (215) 887-2280 X2919 adefazio@afrt.com

AMERICAN FINANCIAL REALTY TRUST

FINALIZES NON-GAAP FINANCIAL REPORTING METHODOLOGY

JENKINTOWN, Pa. October 9, 2006 — American Financial Realty Trust (NYSE: AFR) today announced that it has finalized the previously announced changes to the Company’s reporting of adjusted funds from operations (“AFFO”), a key REIT industry non-GAAP financial reporting metric.

Since its inception, the Company has reported AFFO because it believes AFFO is a helpful reporting metric for investors. A significant component of the Company’s business plan includes the acquisition and disposition of non-core assets acquired in multi-property asset pools and, for this reason, the Company has included gains on the sales of real estate in the Company’s prior reporting of AFFO.

Following discussions with analysts and investors, the Company has concluded that analysis of its non-GAAP financial reporting would be improved if it no longer included gains on the sales of assets within AFFO. Accordingly, the Company has determined:

• it will no longer include GAAP gains (the difference between sales price and net book value (original purchase price less accumulated depreciation)) as a component of its core earnings,

• it will, however, utilize economic gains (the difference between sale price and original purchase price) realized during a reporting period solely to offset transaction costs incurred on assets sold and impairments taken within the same reporting period.

The change in the computation of AFFO1 will take effect with results to be reported for the third quarter of 2006. Analysts and investors should take this change into account in reviewing those results when reported and in the interpretation of previously issued guidance.

The Company will continue to report FFO2 as defined by NAREIT. The Company will begin reporting funds available for distribution (FAD) in its quarterly supplemental information package as an additional reporting metric.

About American Financial Realty Trust

American Financial Realty Trust is a self-administered, self-managed real estate investment trust that acquires properties from, and leases properties to, regulated financial institutions. The Company owns and manages its assets primarily under long-term triple net and bond net leases with banks. The Company is traded on the New York Stock Exchange under the ticker symbol AFR.

For more information on American Financial Realty Trust, visit the Company’s website at www.afrt.com.

Forward-Looking Statements

Certain statements in this press release constitute forward-looking statements within the meaning of the federal securities laws.  You can identify these statements by our use of the words “expects,” “anticipates,” “estimates,” “intends,” “believes” and similar expressions that do not relate to historical information.   You should exercise caution in interpreting and relying on forward-looking statements because they involve known and unknown risks and uncertainties which are, in some cases, beyond the Company’s control and could materially affect actual results, performance or achievements.  These risks and uncertainties include the risks detailed from time to time in the Company’s filings with the Securities and Exchange Commission, and include, without limitation, changes in general economic conditions and the extent of any tenant bankruptcies and insolvencies; the Company’s ability to maintain and increase occupancy; the Company’s ability to timely lease or re-lease space at anticipated net effective rents; the cost and availability of debt and equity financing; and the Company’s ability to acquire and dispose of certain of its assets from time to time on acceptable terms.  The Company assumes no obligation to update or supplement forward-looking statements that become untrue because of subsequent events.

Comparative Financial Tables

The attached financial tables disclose a comparison of AFFO as reported in prior periods and under the guidelines discussed above.

		Quarter Ended (2005)			Full Year		Quarter Ended (2006)	Year-to-Date
	March 31	June 30	Sept. 30	Dec. 31	2005	March 31	June 30	2006
		(in thousands, except per share data)				(in thousands, except per share data)
AFFO, as previously reported	$30,180	$30,499	$33,306	$40,384	$134,369	$31,335	$72,087	$103,422
Less: Gains on disposals, net of taxes	(2,933)	(1,979)	(1,720)	(15,719)	(22,351)	(8,888)	(63,382)	(72,270)

AFFO, without gains on disposals	27,247	28,520	31,586	24,665	112,018	22,447	8,705	31,152
Add: Economic gains (1)	941	221	58	2,805	4,025	2,402	12,872	15,274

Revised AFFO	$28,188	$28,741	$31,644	$27,470	$116,043	$24,849	$21,577	$46,426

Excess economic gains (2)	$758	$749	$1,301	$10,948	$13,756	$3,618	$29,583	$33,201

Weighted Average Shares Outstanding	114,554	124,095	131,319	131,440	125,656	131,711	131,762	131,852
Per common share equivalent, diluted:
AFFO, as previously reported	$0.263	$0.246	$0.254	$0.307	$1.069	$0.238	$0.547	$0.784

Revised AFFO	$0.246	$0.232	$0.241	$0.209	$0.924	$0.189	$0.164	$0.352

(1) Economic gains are defined as net selling price less original cost basis. Amount will be limited to total impairments recognized on owned properties and defeasance and other transaction costs incurred on sold properties during the respective quarter.

(2) Economic gain in excess of transaction related costs and impairments will be included in calculating Funds Available for Distribution (FAD).

1The Company calculates AFFO by subtracting from or adding to FFO as defined by NAREIT (i) non-real estate related depreciation and amortization, (ii) non-reimbursable recurring capital expenditures associated with the ongoing operation of real property after the second year of operation, (iii) tenant improvement allowances and leasing commissions associated with the re-leasing of previously occupied non-bank tenanted spaces, which was paid during the period, (iv) straight-lining of rents and fee income, (v) amortization of various deferred costs, (vi) deferred financing costs, (vii) non cash stock compensation, and (viii) economic gains to the extent they are equal to or less than current period transaction costs on assets sold and impairments taken on owned real estate. The SEC classifies AFFO as a non-GAAP measure.

2NAREIT FFO is defined as net income (loss), before minority interest, in our operating partnership (computed in accordance with generally accepted accounting principles), excluding gains (or losses) from debt restructuring and gains (or losses) from sales of property, less any impairments of asset values at cost (unrealized loss), plus real estate related depreciation and amortization (excluding amortization of deferred costs) and after adjustments for unconsolidated partnerships and joint ventures.